TScan Therapeutics Reports Second Quarter 2022 Financial Results and Highlights Recent Progress

Phase 1 umbrella trial for hematologic malignancies open for enrollment

Publication in Cell further validates use of foundational technology to identify novel tumor antigens and effective TCRs

TSC-200-A2 (HPV) and TSC-204-C7 (MAGE-A1) IND filings anticipated by year-end 2022

Appointment of Debora Barton, M.D., as Chief Medical Officer

Ended quarter with cash and cash equivalents of $125.6 million, funding operations into 2024

WALTHAM, Mass., Aug 10, 2022 -- TScan Therapeutics, Inc. (Nasdaq: TCRX), a clinical-stage biopharmaceutical company focused on the development of T cell receptor (TCR) engineered T cell therapies (TCR-T) for the treatment of patients with cancer, today reported financial results for the second quarter ended June 30, 2022 and provided business updates.

“During the second quarter we have made significant progress across our pipeline, including the IND clearance of our second TCR, TSC-101 targeting HA-2, enabling us to proceed with all components of our Phase 1 umbrella trial designed to prevent relapse in patients with hematologic malignancies undergoing hematopoietic stem-cell transplant. The trial is now open for patient enrollment,” said David P. Southwell, President and Chief Executive Officer. “Our foundational technology was featured in presentations at ASGCT highlighting our platform for the discovery of targets and high affinity TCRs, as well as in a peer-reviewed article in Cell further demonstrating the use of our screening technology as a valuable tool to identify novel, potent tumor antigens. We look forward to bringing our therapies to patients with hematologic malignancies in 2022 and to solid tumor patients in 2023.”

Recent Corporate Highlights

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TScan announced the U.S. Food and Drug Administration (FDA) clearance of its investigational new drug (IND) application for TSC-101, which targets minor histocompatibility antigen HA-2 for the prevention of relapse following hematopoietic cell transplantation (HCT) in hematologic malignancies. The trial is open and recruiting patients for all three arms of TScan’s umbrella Phase 1 clinical trial, which includes active treatment arms for TSC-100 (HA-1) and TSC-101, as well as a control arm using current standard-of-care for HCT patients.

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The Company announced the publication of a peer-reviewed article in the journal Cell. The article highlights the power of TScan’s unbiased, genome-wide screening technology to identify novel tumor antigens and highly active TCRs for adoptive T cell therapy from patients responding to checkpoint blockade therapy. The publication details the characterization of tumor-infiltrating and circulating T cells in oral cancer patients treated with neoadjuvant anti-PD-1 or anti-PD-1/CTLA-4 agents in a Phase 2 open-label randomized clinical trial conducted by the Dana-Farber Cancer Institute, Brigham and Women’s Hospital and Harvard Medical School1. Single cell analysis revealed that tumor-infiltrating CD8 T cells which expanded upon treatment with checkpoint blockade exhibited specific and identifiable gene expression signatures. Analysis of the TCRs of these expanded T cells using TScan’s screening technology revealed several novel targets for TCR therapy. One of the TCRs described in the

Cell paper forms the basis of TScan’s TSC-204-C7 TCR-T therapeutic candidate targeting MAGE-A1, for which the Company plans to file an IND by the end of 2022.

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The Company expanded its leadership team with the appointment of Debora Barton, M.D., as Chief Medical Officer. Dr. Barton brings to TScan nearly two decades of expertise across global clinical research and development in executive leadership roles with large pharma and midsized and small biotech companies. Dr. Barton has specific experience in the use of cell therapy in oncology at two prior organizations. Prior to joining TScan, Dr. Barton was the Chief Medical Officer at Carisma Therapeutics Inc., where she was responsible for clinical development, clinical operations, medical affairs, and safety, including launching the first-in-class CAR Macrophages clinical trial. Previously Dr. Barton held positions of increasing responsibility in leading oncology companies including Iovance Biotherapeutics, Inc., Advanced Accelerator Applications S.A., Celgene Corporation, and Novartis. She holds an M.D. from Pontificia Universidade Catolica Sao Paulo and completed her fellowship at Federal University of Sao Paulo in Brazil.

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In May, the Company hosted a conference call featuring Kai Wucherpfennig, M.D., Ph.D., Chair, Cancer Immunology and Virology and Director, Center for Cancer Immunology Research at the Dana-Farber Cancer Institute, Professor of Neurology, Brigham and Women’s Hospital and Harvard Medical School, and Associate Member, Broad Institute of MIT and Harvard, to discuss the Company’s solid tumor program strategy and highlights from its presentations at the American Society of Gene and Cell Therapy (ASGCT) 25th Annual Meeting. The event provided an in-depth review of the oral and poster presentations related to solid tumor TCR-T therapy candidates TSC-200-A2 for HPV16 and TSC-204-C7 for MAGE-A1, as well as TScan’s approach to potentially overcome antigen heterogeneity and HLA loss with multiplexed TCR-T therapy. A replay of the event is archived on TScan’s website at ir.tscan.com.

Anticipated Near-Term and Upcoming Catalysts

Hematologic Malignancies Program: TScan’s two lead TCR-T therapy candidates, TSC-100 and TSC-101, are designed to target HA-1 and HA-2, respectively, in order to prevent relapse in patients undergoing allogeneic HCT with reduced intensity conditioning (RIC). Up to 40% of patients who receive HCT with RIC relapse within two years, at which point there are limited treatment options and poor prognosis. The longer-term objective is to enable increased use of RIC, a more tolerable chemotherapy than myeloablative conditioning.

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The Phase 1 umbrella trial (NCT05473910) for TSC-100 and TSC-101 is now open, and the Company will provide an update by the end of 2022.

Solid Tumor Programs: TScan’s TCR-T therapy candidates for solid tumors include a combination of validated targets, such as HPV16 for TSC-200 and PRAME for TSC-203, as well as targets that are novel antigens for TCR-T therapy, such as MAGE-A1 for TSC-204 and those for TSC-201 and TSC-202. To address the resistance mechanisms of tumor heterogeneity and HLA loss, TScan is also developing TCRs for multiple HLAs across all of its targets and designates its TCR programs by their HLA restriction, such that the A*02:01 HLA restriction for the HPV TCR is known as TSC-200-A2.

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The Company plans to progress IND-enabling studies for its solid tumor programs and submit IND applications for two TCRs by the end of 2022. These are expected to include

TSC-200-A2 for HPV and TSC-204-C7 for MAGE-A1, which was the subject of a recent publication in Cell.

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The Company plans to file additional INDs for its solid tumor programs, as well as release initial clinical data for TCRs in this series, by the end of 2023.

Second Quarter 2022 Financial Results

As of June 30, 2022, TScan Therapeutics had cash and cash equivalents of $125.6 million, excluding $5.0 million of restricted cash. Based on current operating plans, the Company believes that existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements into 2024.

Revenue for the second quarter ended June 30, 2022, was $4.1 million, compared to $2.8 million for the second quarter ended June 30, 2021 (2021 Quarter). This increase is due to research activities related to TScan’s collaboration agreement with Novartis Institutes for Biomedical Research, which commenced in September 2020.

Research and development expenses for the second quarter ended June 30, 2022, were $14.5 million, compared to $10.8 million for the 2021 Quarter. The increase of $3.7 million was primarily a result of an increase in expenses to support pipeline development and solid tumor IND-enabling activities, clinical expenses related to Phase 1 activities for TSC-100 and TSC-101, personnel expense, and facility-related expenses.

General and administrative expenses for the second quarter ended June 30, 2022, were $4.8 million, compared to $2.7 million for the 2021 Quarter. The increase of $2.1 million in general and administrative expenses was primarily a result of an increase in personnel expenses related to public company staffing requirements, including stock-based compensation expense, as well as an increase in facilities costs, professional fees, and legal fees, also largely driven by public company costs.

For the second quarter ended June 30, 2022, TScan Therapeutics reported a net loss of $15.1 million, compared to a net loss of $10.7 million for the 2021 Quarter.

As of June 30, 2022, the Company had issued and outstanding shares of 24,072,968.

About TScan Therapeutics, Inc.

TScan is a clinical-stage biopharmaceutical company focused on the development of T cell receptor (TCR) engineered T cell therapies (TCR-T) for the treatment of patients with cancer. The Company’s lead TCR-T therapy candidates, TSC-100 and TSC-101, are in development for the treatment of patients with hematologic malignancies to eliminate residual disease and prevent relapse after hematopoietic stem cell transplantation. The Company is also developing multiplexed TCR-T therapy candidates for the treatment of various solid tumors. The Company has developed and continues to build its ImmunoBank, the Company’s repository of therapeutic TCRs that recognize diverse targets and are associated with multiple HLA types in order to provide customized multiplexed TCR-T therapies for patients with a variety of solid tumors.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding plans and timing relating to the initiation and enrollment of the Company’s Phase 1 umbrella trial for TSC-100 and TSC-101 and the presentation of initial clinical data, plans and timing relating to the submission of INDs for the Company’s solid tumor series, including TSC-200-A2 and TSC-204-C7, and the presentation of initial clinical data, the Company’s ability to fund its operating expenses and capital expenditure requirements with its existing cash and cash equivalents, current and future research and development plans or expectations, the structure, timing and success of the Company’s planned preclinical development, the potential benefits of any of the Company’s proprietary platforms or current or future product candidates in treating patients, and the Company’s goals, strategy, focus, and anticipated financial performance. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic effects and potential advantages of TScan’s TCR-T therapy candidates; TScan’s expectations regarding its preclinical studies being predictive of clinical trial results; the timing of the initiation, progress and expected results of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s plans relating to developing and commercializing its TCR-T therapy candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future operating expenses and capital expenditure requirements; and the effect of the COVID-19 pandemic, including mitigation efforts and political, economic, legal and social effects, on any of the foregoing or other aspects of TScan’s business or operations; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s most recent Annual Report on Form 10-K and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference in this press release.

1Schoenfeld J et al (2020) JAMA Oncol, 6, 1563

Contacts

Heather Savelle

TScan Therapeutics, Inc.

VP, Investor Relations

857-399-9840

hsavelle@tscan.com

Joyce Allaire

LifeSci Advisors, LLC

Managing Director

617-435-6602

jallaire@lifesciadvisors.com

TScan Therapeutics, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2022	2021
Revenue
Collaboration and license revenue	$4,056	$2,848
Operating expenses:
Research and development	14,494	10,801
General and administrative	4,808	2,726
Total operating expenses	19,302	13,527
Loss from operations	(15,246)	(10,679)
Other income	149	5
Net loss	$(15,097)	$(10,674)
Net loss per share, basic and diluted	$(0.63)	$(7.69)
Weighted average common shares outstanding—basic and diluted	24,063,677	1,387,973

TScan Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands, except share amount)

	June 30,	December 31,
	2022, unaudited	2021
Assets
Cash and cash equivalents	$125,603	$161,405
Other assets	26,812	26,702
Total assets	$152,415	$188,107
Liabilities and Stockholders' Equity
Total liabilities	$20,763	$27,329
Total stockholders' equity	131,652	160,778
Total liabilities and stockholders' equity	$152,415	$188,107

Common stock outstanding as of June 30, 2022	24,072,968